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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS




We hereby consent to the use in this Registration Statement on Form S-4 of TurnWorks Acquisition III, Inc. of our report dated April 19, 2001, except as to the second and third paragraphs of our report on the consolidated financial statements and Note 1, relating to the accounting for frequent flyer awards, and
Note 13 of the consolidated financial statements for which the date is December 19, 2001, relating to the financial statements of Aloha Airgroup, Inc., which appears in such Registration Statement. We also consent to the reference to us under the headings "Experts" in such Registration Statement.


PricewaterhouseCoopers LLP



Honolulu, Hawaii
February 8, 2002